Exhibit 15.1

PRESIDENT’S LETTER

Tampa, FL, April 13, 2020 – Generation Income Properties (GIPR) Chief Executive Officer David Sobelman issued the following letter to shareholders:

Dear Shareholders:

The COVID-19 pandemic has resulted in societal challenges and atypical volatility in the capital markets. Like most people, we have shifted to a remote work environment but are keeping our lines of communication open to our investors, tenants, and real estate contacts to leverage our collective intelligence in these trying times. We continue to follow-up on real estate leads as we try and expand our portfolio.

As you may know from our recent SEC filings, our portfolio as of December 31, 2019 had the following positive characteristics:

•	Tenant quality - In the aggregate, approximately 78% of our portfolio’s annualized base rent is derived from tenants that have, or whose parent company has, a Standard & Poors credit rating of “BBB-” or better – an investment grade rating. Our three largest tenants generate 70% of our portfolio’s annualized rent and include the General Service Administration (United States Government), the PRA Group (NASDAQ: PRAA), and Pratt & Whitney (a $21B subsidiary of United Technologies (formerly NYSE: UTX)) who recently merged with Raytheon Technologies (NYSE: RTX).

•	Assets are 100% leased with long-term lease durations. Our portfolio is 100% leased with a weighted average remaining lease term of approximately 7.9 years.

•	Leases provide for contractually obligated increases. Approximately 42% of portfolio leases include increases in base rent during their current term. Additionally, approximately 63% of our leases include base rent increases during lease extension periods.

We will continue to monitor the credit worthiness of our portfolio and maintain communication with our tenants to ensure we become aware of any issues. Our focus on asset management and tenant relations continues to be of utmost importance to us just like any other market cycle.

On February 12, 2020, we were able to refinance two loans totaling $9.7 million that were due in 2020 with a $11.3 million promissory note that has a fixed interest rate of 4.17% for 10 years which should help us stabilize our risk profile in these uncertain times.

We wish you well. On behalf of Generation Income Properties, it is our sincere desire that you stay well during this difficult time. As stated earlier, our lines of communication are open. Please do not hesitate to reach out to a member of our team with questions or concerns.

David Sobelman

Chief Executive Officer

About Generation Income Properties

Generation Income Properties, Inc., located in Tampa, Florida, is an internally managed real estate investment trust formed to acquire and own, directly and jointly, real estate investments focused on retail, office and industrial net lease properties located primarily in major United States cities, with an emphasis on the major coastal markets. We invest primarily in freestanding, single-tenant commercial retail, office and industrial properties.

Additional information about Generation Income Properties, Inc. can be found at the Company’s corporate website: www.gipreit.com.

Forward-Looking Statements:

This press release, whether or not expressly stated, may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. It reflects the company’s expectations regarding future events and economic performance and are forward-looking in nature and, accordingly, are subject to risks and uncertainties. Such forward-looking statements include risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements which are, in some cases, beyond the Company’s control which could have a material adverse effect on the company’s business, financial condition, and results of operations. Some of these risks and uncertainties are identified in the company’s most recent Annual Report on Form 1-K and its other filings with the SEC, which are available at www.sec.gov. The occurrence of any of these risks and uncertainties could have a material adverse effect on the company’s business, financial condition, and results of operations. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

GIPREIT.COM